Exhibit 10.1

Kiersten Robinson Chief Human Resources Officer	World Headquarters One American Road Dearborn, MI 48126-2701 USA
August 3, 2020

Mr. James D. Farley, Jr.
[Redacted]

Dear Jim,

Congratulations on your appointment as President and Chief Executive Officer, Ford Motor Company, effective October 1, 2020, reporting to Bill Ford.

This accession acknowledgement describes in detail the compensation package the Compensation Committee has approved for you.

Base Salary:

Your annualized base salary will be $1,700,000, payable monthly.

Annual Incentive Compensation Plan Target:

Your 2020 bonus target will be adjusted to $1,952,500 which is a pro-rated amount for months worked as EVP, COO and CEO. Beginning in 2021 and subject to Compensation Committee approval, your annual bonus target will be equivalent to 200% of your annual base salary.
Final AICP awards are dependent on Company performance and are subject to final approval by the Compensation Committee of the Board of Directors based on your individual performance. The award for the 2020 performance year will be paid in March 2021 and is subject to the terms and conditions of the Company’s Annual Incentive Compensation Plan.

Long Term Incentives – Accession Grant:

In consideration of your appointment as President and CEO, you will receive an additional 2020 stock grant valued at $4,000,000. The value of this grant will be delivered in the form of 100% stock options with a grant date of August 5, 2020.

The quantity of stock options will be determined by the Black-Scholes method based on the closing price Fair Market Value (FMV) of Ford Common Stock on the grant date. The stock options will be subject to three-year vesting – 33% vest one year from grant date, another 33% after two years from grant date, and the balance of 34% after three years from grant date. The stock options will have a ten-year term. You will have the right to exercise these stock options after both of the following conditions are met:
•The options have vested.
•The closing price of Ford stock meets or exceeds $9.24 for at least 20 consecutive trading days at any time during the life of the options. $9.24 is the average closing price of Ford stock during the month of December 2019.

You will be notified of the quantity of stock options as soon as practicable after the August 5, 2020 grant date.

Long Term Incentives – Annual Grant:

Your March 2021 stock grant will be an amount typical for the Company’s CEO as determined by the Compensation Committee. For reference, the annual stock grants for previous CEOs have had a typical grant date value of $11 million to $13 million.

All stock awards are made at the discretion of the Compensation Committee and subject to all terms and conditions of the Company’s 2018 Long Term Incentive Plan.

Benefits and Perquisites:

Information concerning perquisites afforded the President and CEO position, and changes to your other benefits will be communicated to you by the Compensation and Benefit Office at your convenience in the coming weeks. All items described in this letter, and communicated to you in the future, are subject to terms, conditions, and requirements of the Company’s existing benefit plans and programs. The terms of these benefit plans or programs may be amended from time to time in the future.

Nature of Employment:

You will be an at-will employee of the Company, meaning that your employment may be terminated at any time, by the Company or by you, for any reason, except as prohibited by law.  Notwithstanding the foregoing, in the event the Company terminates your employment for reasons, other than "for cause" (as defined in Attachment I), during the first five (5) years of your appointment to President and CEO, or if there is a change in control (as defined in Attachment I) of the Company during the first five (5) years of your appointment to President and CEO accompanied by a termination of your employment for good reason (as defined in Attachment I) the Company will pay you one (1) times your annual base salary plus annual bonus target and remove any outstanding vesting requirements (including the $9.24 price requirement), for the $4,000,000 accession stock option grant. Should you leave Ford and accept this separation payment, it is made on the condition that you do not join a competitor for two (2) years after the date of your termination and also sign and deliver an acceptable Waiver and Release. You will not be entitled to any separation payment if you are terminated or released at any time "for cause,” as described in Attachment I, or if you retire.

Recoupment Policy:

The Compensation Committee of the Board of Directors adopted a recoupment policy that applies to: (i) awards paid in the current and future years pursuant to the Annual Incentive Compensation Plan; (ii) Final Awards for Performance-Based Restricted Stock Units in the current performance year and future performance years; and (iii) stock options granted in the current year and future years (the “Awards”).
The Awards will be subject to recoupment by the Company from an officer under the following circumstances: (i) the Company issues a material restatement of its financial statements and such restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Compensation Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any Awards.

Tax Consequences and Possible Delays in Payment to Avoid Penalties:
Except as otherwise provided, you are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford. This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). In the event Ford determines that you are a “specified employee” under Code Section 409A, any nonqualified deferred compensation benefit payable upon termination of employment while a “specified employee” will be delayed until the first day of the seventh month following such termination. Nothing in this agreement obligates the Company to minimize any of your individual tax obligations resulting from this agreement.

Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits. No one at Ford is authorized to provide this advice to you.

Sincerely,

/s/ Kiersten Robinson

Kiersten Robinson

I have read the foregoing information in connection with my appointment as President and CEO of Ford Motor Company. I acknowledge the terms of my appointment as described above and subject to the terms, conditions, and requirements of the Company’s compensation and benefit plans and programs.

Signed: _/s/ James D. Farley, Jr.______________        Date: _August 9, 2020______
   James D. Farley, Jr.

Attachment I

FOR CAUSE TERMINATION

For purposes of this offer of employment, the term "for cause" shall mean:

(a) any act of dishonesty or knowing or willful breach of fiduciary duty on your part that is intended to result in your personal enrichment or gain at the expense of Ford or any of its affiliates or subsidiaries; or

(b) commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford; or

(c) any material violation of the published standards of conduct applicable to officers or executives of Ford that warrants termination; or

(d) insubordination or refusal to perform assigned duties or to comply with the lawful directions of your supervisors; or

(e) any deliberate, willful or intentional act that causes substantial harm, loss or injury to Ford.

CHANGE IN CONTROL

For purposes of this offer of employment, the term "change in control" shall mean:

(a) The direct or indirect acquisition by any person of beneficial ownership, through a purchase, merger or other acquisition transaction or series of transactions occurring within a 24-month period, of securities of the Company entitling such person to exercise 50% or more of the combined voting power of the Company’s securities;

(b) The transfer, whether by sale, merger or otherwise, in a single transaction or in a series of transactions occurring within a 12-month period, of all or substantially all of the business and assets of the Company in existence as of the date of this Agreement to any person; or

(c) The adoption of a plan of liquidation or dissolution of the Company.

GOOD REASON

For purposes of this offer of employment, the term "good reason" shall mean:
The occurrence, without the Executive's express written consent, of any of the following events during the Protected Period (which shall be the two-year period beginning as of the date of a change in control):

(a) Subject to the provision below on duplication of payments, a reduction of the Executive's base salary as in effect immediately prior to a change in control or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of the Executive's employment for cause or on account of Long-Term Disability or death, or except where executive pay is reduced across the Company or substantial portion of the Company as a cost-saving measure;

(b) Subject to the provision below on duplication of payments, the failure to pay the Executive any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement that is payable or has accrued prior to a change in control, within thirty days of the date payment of any such compensation is due;

(c) The failure to afford the Executive annual cash bonus and long-term equity incentive compensation target opportunities at a level which, in the aggregate, is at least equal to 80% of the aggregate level of annual cash bonus and long-term equity incentive compensation target opportunities made available to the Executive immediately prior to the Change in Control, except in connection with the termination of the Executive’s employment for cause or on account of Long-Term Disability or death;

(d) A material diminution or change in the responsibilities of the Executive without the Executive's consent, as such responsibilities existed immediately prior to the change in control;

(e) Notwithstanding any other provision of this Agreement, the Executive shall have the right to terminate his employment, with such termination being deemed as if a termination for good reason during the Protected Period, if any successor to the Company does not assume these obligations upon a change in control.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is entitled upon a termination of employment to any change of control related benefits or payments under an employment or other agreement, or a severance plan, the Executive shall not be entitled upon such termination to any duplicative payment or benefits under this Agreement but instead shall receive only the greater payment or benefit, determined on an item by item basis.

Attachment II

Offer Framework

James D. Farley

President and Chief Executive Officer

1.    2021 Year Base Compensation*
        Base Salary    $1,700,000

        Target Bonus    3,400,000
        (200% of base salary)

        Annual Stock Award    11,000,000 to
        (60% PB-RSUs / 40% TB-RSUs)    13,000,000

2.    Additional One Time Items
        Accession Stock Grant – August 5, 2020    $4,000,000
        (100% stock options)

* Subject to final approval by the Compensation Committee during the 2020-2021 annual compensation planning process.